                                                                    Exhibit 10.2


                              EMPLOYMENT AGREEMENT

                           THE PRINCETON REVIEW, INC.

         This employment Agreement is between Mark Chernis ("Chernis") and The Princeton Review, Inc. ("TPR"), and is subject to the terms of the Executive Compensation Policy Statement, the current form of which is attached as Exhibit A (the "Policy Statement"). Terms may be defined in The Princeton Review Glossary. This Agreement supersedes any previous employment agreement.

1. Job Description: Chernis shall serve as the President and Chief Operating Officer of TPR.

2. Compensation: TPR shall pay Chernis $320,000 per year increasing at 3% per year. Further, TPR will give Chernis an annual performance bonus of up to 50% of base salary, based on performance.

3. Stock Option Grant: TPR shall grant Chernis an option to purchase 100,000 shares of Common Stock, as authorized by TPR's Compensation Committee, at fair market value as indicated by the closing price of REVU on April 22, 2002. These options shall be subject to the terms and conditions of The Princeton Review, Inc. Stock Option Grant attached hereto.

4. Term: This Agreement has an initial expiration of February 14, 2004 but will automatically be extended for additional two-year periods upon the completion of the initial term and any two-year extension period thereafter until (i) Chernis voluntarily terminates employment or (ii) TPR gives contrary written notice to Chernis at least 6 months prior to the completion of the initial term or any two-year extension period thereafter. TPR will not be under any obligation to make additional option grants, such as those described in paragraph 3 above, for any extension terms of this Agreement unless agreed by TPR and Chernis.

5. Disability: In Paragraph 4.2 of Exhibit A, the aggregating period shall be 180 days.

6. Severance Payments and Benefits: If TPR terminates Chernis' employment without Cause or does not renew this Agreement then in addition to the payments provided under Section 5.1 of the Policy Statement, but in lieu of the payments provided under Section 5.3 of the Policy Statement, TPR will pay Chernis an amount equal to his annual base salary for an additional 18 months following the termination or non-renewal. In addition, Chernis will be entitled to reimbursement of COBRA payments to maintain medical insurance for 18 months.

7. Spite: Remedies available to TPR under Section 2.4.2 of the Policy Statement shall not include repayment of stock option appreciation.

8. Right to a vehicle: TPR will continue to cover the expenses for a leased vehicle and parking. Vehicle lease cost shall not exceed $400 per month.

9. Right to be connected: Chernis will be provided with a cell phone and personal home computer.


Agreed to this April 10, 2002.

       /s/ John Katzman                                /s/ Mark Chernis
-------------------------------                   ---------------------------
John Katzman                                      Mark Chernis
Chairman & CEO, TPR